EXHIBIT 99.1

POLYBIA STUDIOS / CLICK EVIDENCE INC.

Contact; Polybia Studios
Tel; +61 7 5554 5883
Cell; 0439 800 915
Email; anugent@peobi.com.au	FOR IMMEDIATE RELEASE
8 December 2014
Contact; Click Evidence Inc.
Tel; +1 520 498 0888
Cell; 520 288 1908
Email; jon@klickzie.com

PEOBI CHANGES NAME TO POLYBIA STUDIOS, OPENS OPERATIONS AND

PREPARES TO LAUNCH THEIR FIRST APP

QUEENSLAND, Australia, December 8, 2014 Roadships Holdings, Inc. (OTC-PINK: RDSH) today announced that the dedicated IT department office established at Mermaid Beach, Gold Coast, Australia to complete development of PEOBI, has opened the office under the name of Polybia Studios in preparation of launching their new APP.

Polybia Studios has forged forward building a collaborative working relationship with USA high technology company Click Evidence Inc. and is poised to release their first commercial APP in the coming weeks.

Working with Click Evidence CEO, Dr Jon N Leonard (Chief Scientist, Hughes Aircraft Strategic Systems Division, CEO, California Molecular Electronics Corp, and Director of Raytheon Counterterrorism Technology) the Australian team quickly identified products slated for development at Click, pitched their capabilities and met the requirements needed.

Polybia Studios, which is an assembly of graduating students from Bond University has been able to showcase their ability to communicate with the USA team at Click and deliver on time on schedule technology development work.

“The APP which focuses on personal safety developed under the joint venture is scheduled to be locally tested prior to international release in the coming weeks” said Ashley Nugent, Managing Director of POLYBIA Studios. “Click Evidence had filed invention disclosure documents for the safety APP and having the USA Click technical team trust the Australian technical team to develop and bring the project home is an incredibly exciting opportunity for us”.

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"We intend to exploit our patent pending smartphone trusted imaging technologies, which carry along with them revolutionary Talk-to-the-Picture features, to generate both worldwide consumer usage of image-base interactions wherever there are pictures and videos, and worldwide business usage of trusted smartphone pictures and videos wherever trusted imagery can play a mission critical business role" said Dr Jon N Leonard, CEO of Click Evidence Inc. "Teaming with Polybia Studios is a first step for us to address this in our business. Polybia is developing viable apps for us that have immediate business value in their own right and which are designed to incorporate Click’s powerful imaging technologies in a globally scalable system as these technologies roll off the line."

About Roadships Holdings Inc.

Roadships Holdings, Inc. (OTC-PINK: RDSH) is an emerging growth company in the short-sea and ground freight industry sectors operating through its wholly owned subsidiaries in the United States and Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Roadships's reports filed with the Securities and Exchange Commission. Roadships undertakes no duty to update these forward-looking statements.